Exhibit 99.1

Biostage Submits Investigational New Drug (IND) Application for Lead Product Candidate CellspanTM Esophageal Implant for Treatment of Esophageal Conditions

Holliston, MA – October 30, 2019 – Biostage, Inc. (OTCQB: BSTG), a bioengineering company developing next-generation esophageal implants, today announced it has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for the Company’s lead product candidate, the Cellspan Esophageal Implant (CEI).

Biostage filed its IND application to address an unmet medical need where patients requiring surgical treatment of esophageal disease currently face complication rates of over 50%, multiple surgeries, and a less than optimal quality of life. Biostage’s technology has the potential to not only avoid multiple complex surgeries, but also improve the patient’s quality of life compared to the current standard of care.

“The current esophageal reconstruction options result in high morbidity, meaning that even though patients are expected to live, they are likely to incur lifelong challenges, including eating, while facing the risk of multiple surgeries. Biostage believes the Cellspan implant is not only innovative, but could also potentially provide surgeons with a constructive alternative to treat these underserved patient populations,” said CEO Jim McGorry.

The Company’s Cellspan technology combines a proprietary, biocompatible scaffold with a patient’s own cells to create an esophageal implant that leverages the body’s inherent capacity to heal itself. The CEI is a “living tube” that facilitates regeneration of esophageal tissue and triggers a positive host response resulting in a tissue-engineered neo-conduit that restores continuity of the esophagus.

Mr. McGorry continued, “We believe our technology has the potential to dramatically improve the lives of patients suffering under current treatments. Today marks the culmination of concentrated pre-clinical and regulatory efforts led by Biostage’s team of scientists, academics, surgeons, and partners, including a stringent review of the Company’s application by a distinguished group of clinical and regulatory experts.”

Biostage marks a major milestone with the filing of its IND to the FDA, including submission of pre-clinical and clinical evidence to support first-in-human clinical trials of its innovative technology platform.

About Biostage, Inc.

Biostage is a bioengineering company that is developing next-generation esophageal implants. The Company’s Cellspan technology combines a proprietary, biocompatible scaffold with a patient’s own cells to create an esophageal implant that could potentially be used to treat pediatric esophageal atresia and other conditions that affect the esophagus. These implants have the potential to dramatically improve the quality of life for children and adults. At Biostage, we believe the future of medicine has been inside us all along.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellspan and Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, including the expected timing of the Company’s IND filing, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellspan and Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Peter Chakoutis

Vice President of Finance

774-233-7300

pchakoutis@biostage.com